Exhibit 99.1

RCI Announces 1Q21 Sales Trends, Current Cash Levels, and Bombshells Expansion Plans

HOUSTON—November 19, 2020 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced first quarter Fiscal 2021 sales trends, current cash levels, and plans to double the number of company-owned locations of its Bombshells Restaurant & Bar chain.

Sales Trends & Cash

October sales for clubs and restaurants totaled $15.3 million, their best monthly performance since April when all locations were closed due to government related Covid-19 measures. October sales were up 34% compared to September and equaled 97% of year ago October sales.

During October, 47 of 48 locations were open (37 clubs and all 10 Bombshells). All locations continued to limit occupancy in accordance with coronavirus safety plans. Many clubs and restaurants continued to experience strong sales and a steady flow of business. Not all clubs operated at full schedules, in line with other restrictions. That included some of our biggest clubs in South Florida and New York City.

As of today, the latest wave of Covid is leading to increased restrictions, including reduced occupancy levels and operating hours for some clubs, causing some to close temporarily. Currently, 32 clubs and all 10 Bombshells are open. If there are no additional closings or restrictions, November revenues should total around $11 million to $12 million. RCI currently has approximately $18 million cash on hand.

“The Next 10” Bombshells

RCI plans to develop 10 new Bombshells over the next three years assuming it can find the right locations and structure the development of each in line with the company’s capital allocation strategy. The expansion is being launched due to the chain’s overall success since its 2013 founding, including its particularly strong performance through the coronavirus, Bombshells’ ability to easily self-fund the new units, and a significantly improved market for accessing prime locations and/or buying and leasing them at attractive prices.

For the fourth fiscal quarter ended September 30, 2020, total Bombshells sales were $15.5 million, up more than 80% year over year and 50% on a same-store basis. Since inception of the concept through Fiscal 2020, the cash on cash return of “The First 10” has met RCI’s capital allocation objectives and more than paid back all of the cash invested in them, including the cash invested in the four most recent locations, which opened in FY19 and FY20.

RCI is currently negotiating leases or real estate purchases and bank financing for four of the proposed new locations. Target markets are Dallas-Fort Worth, where the first Bombshells is located; Houston, where there are eight Bombshells; and Miami-Fort Lauderdale, where RCI subsidiaries own two large nightclubs.

Sidoti Virtual Investor Conference Today

RCI plans to discuss the above developments in its presentation today at the Sidoti Virtual Investor Conference at 12:15 PM ET / 11:15 AM CT. To access the live webcast, slides, ask questions, and replay, visit: https://sidoti.zoom.us/webinar/register/WN_iSrSEJllSs-KZB1Zw0fAPQ. Visit the webcast link in advance to pre-register or download any necessary software.

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About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact and uncertainty of the coronavirus pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2019 and its latest Form 10-Q as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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